Exhibit 99.1

                        [KEEWATIN WINDPOWER CORP. LOGO]

                                  NEWS RELEASE

March 27, 2006                                                Symbol: KWPW:OTCBB

                       KEEWATIN WINDPOWER CORP. TO ACQUIRE
                         CANADIAN WIND POWER CORPORATION

KEEWATIN WINDPOWER CORP. (OTCBB: KWPW) announces that it has entered into an agreement with Sky Harvest Windpower Corp., a private Canadian company, whereby Keewatin will acquire all of its issued and outstanding share capital.

Sky Harvest Windpower Corp. holds the rights to construct a wind power facility on approximately 8,500 acres of land located in southwestern Saskatchewan. The company has completed a wind resource assessment on the property that demonstrates that the potential wind resource greatly exceeds the minimum capacity factor necessary to justify the planning and construction of a 150 megawatt wind power project. The assessment was completed by Phoenix Engineering Inc. of Calgary, Alberta.

Golder Associates Ltd, also of Calgary, is now in the process of completing the necessary environmental assessment and permitting of the property.

Sky Harvest has also commenced initial discussions regarding the potential sale of electricity that would be generated by a wind power facility.

Sky Harvest is committed to involve the community in the development process and has fully briefed local council members on project details. Council has responded with complete cooperation and goodwill. A by-law has been amended to allow wind power development in the Rural Municipality, which met with no opposition.

Keewatin remains committed to proceed with development of its current resource, which is also located in southwest Saskatchewan. Further study of the wind data is proceeding and environmental assessment will begin in the spring. A proposal is pending for government land use in the area.

In order to acquire a 100% interest in Sky Harvest Windpower Corp., Keewatin has agreed to issue a total of 17,343,516 restricted shares of common stock to the shareholders of Sky Harvest, equating to 1.5 shares of common stock in the capital of Keewatin for every currently issued common share of Sky Harvest. The acquisition will be subject to Sky Harvest completing an audit of its financial statements, Keewatin changing its name to "Sky Harvest Windpower Corp." and shareholders of both companies approving the acquisition agreement. As the directors of Keewatin Windpower Corp. are also directors and principal shareholders of Sky Harvest Windpower Corp., they will abstain from voting their shares in respect of the transaction.

ON BEHALF OF THE BOARD OF
KEEWATIN WINDPOWER CORP.

Chris Craddock, President

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS:Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which Keewatin Windpower Corp. has little or no control.